                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Unity First Acquisition Corp.:

We have audited the accompanying balance sheet of Unity First Acquisition Corp. (a Delaware corporation in the development stage) as of November 18, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Unity First Acquisition Corp. as of November 18, 1996, in conformity with generally accepted accounting principles.


                                    /s/ Arthur Andersen LLC


New York, New York
November 18, 1996





                               Page 6 of 13 Pages


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                         UNITY FIRST ACQUISITION CORP.

                         (a development stage entity)


                                BALANCE SHEET

                              NOVEMBER 18, 1996




                                   ASSETS

CASH                                                $      693,063

RESTRICTED CASH                                          6,007,500
                                                         ---------
   Total assets                                     $    6,700,563
                                                         =========


                     LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES:
    Accrued registration costs                      $      192,083
    Due to affiliate                                       103,417
                                                           -------
           Total liabilities                               295,500


COMMON STOCK, SUBJECT TO POSSIBLE CONVERSION,
   249,875 shares at conversion value                    1,201,899


STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value, 5,000 shares
     authorized, no shares issued                                -

   Common stock, $.0001 par value, 20,000,000 shares
     authorized, 1,625,125 shares issued and
     outstanding (excluding 249,875 shares subject
     to possible conversion)                                   163

   Additional paid in capital                            5,248,001

   Deficit accumulated during the development stage        (45,000)
                                                         ---------
      Total stockholders' equity                         5,203,164
                                                         ---------
      Total liabilities and stockholders' equity    $    6,700,563



      The accompanying notes are an integral part of this balance sheet.




                             Page 7 of 13 Pages

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                        UNITY FIRST ACQUISITION CORP.

                        (a development stage entity)


                           NOTES TO BALANCE SHEET

                             NOVEMBER 18, 1996


1.   ORGANIZATION AND OPERATIONS

Unity First Acquisition Corp. (the "Company") was incorporated in the State of Delaware on May 30, 1996, for the purpose of raising capital which is to be used to effect a business combination (the "Business Combination"). The Company is currently in the development stage. All activity of the Company to date has related to its formation and fund raising.

As further discussed in Note 2, on November 12, 1996, the Company effected an initial public offering of its securities (the "Offering").

The Offering is considered a "blind pool." Blind pool offerings are inherently characterized by an absence of substantive disclosures relating to the use of the net proceeds of the offering. Consequently, although substantially all of the proceeds of the Offering are intended to be utilized to effect a Business Combination, the proceeds are not specifically designated for this purpose. After payment of underwriting discounts and commissions and the underwriters' non-accountable expense allowance, 90% of the net proceeds will be held in an interest-bearing trust account ("Trust Account") until the earlier of (1) written notification by the Company of its need for all or substantially all of such net proceeds for the purpose of implementing a Business Combination, or (2) the liquidation of the Company in the event that the Company does not effect a Business Combination within 18 months from the consummation of the Offering. Notwithstanding the foregoing, if the Company enters into a letter of intent, an agreement in principle or a definitive agreement to effectuate a Business Combination prior to the expiration of such 18-month period, the Company's Certificate of Incorporation provides that the Company will be afforded up to an additional 6 months following the expiration of the initial 18-month period to consummate such Business Combination. Moreover, since the Company has not yet identified an acquisition target (the "Target") investors in the Offering will have virtually no substantive information available for advance consideration of any specified Business Combination.

The accompanying balance sheet has been prepared to conform with Rule 419 of the Securities and Exchange Commission, which was adopted to strengthen the regulation of securities offered by "blank check" companies. A blank check company is defined as (a) a development stage company that has no specific business plan or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company and (b) a company which issues securities that, among other things, (i) are




                            Page 8 of 13 Pages
not quoted in the Nasdaq system, or, (ii) in the case of a company which has been in continuous operation for less than three years, has net tangible assets of less than $5,000,000. Although the Company is a "blank check" company, it does not believe that Rule 419 will be applicable to it in view of the fact that its net tangible assets exceed $5,000,000. Accordingly, investors in the Offering will not receive the substantive protection provided by Rule 419. Additionally, there can be no assurances that the United States Congress will not enact legislation which will prohibit or restrict the sale of securities of "blank check" companies.

As a result of its limited resources, the Company will, in all likelihood, have the ability to effect only a single Business Combination. Accordingly, the prospects for the Company's success will be entirely dependent upon the future performance of a single business.

The Company will not effect a Business Combination unless the fair market value of the Target, as determined by the Board of Directors of the Company in its sole discretion, based upon valuation standards generally accepted by the financial community including, among others, book value, cash flow, and both actual and potential earnings, is at least equal to 80% of the net assets (assets less liabilities) of the Company at the time of such acquisition.

In management's opinion, the Company has not satisfied the criteria for qualifying its securities in the Nasdaq System and as a result, the Company's securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated interdealer automated quotation system for equity securities not included in The Nasdaq Stock Market, as well as in the NQB Pink Sheets published by National Quotation Bureau Incorporated. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over-the-counter securities. Although the Company believes that the OTC Bulletin Board has been recognized by the brokerage community as an acceptable alternative to the NQB Pink Sheets, there can be no assurance that the liquidity and prices of the Units in the secondary market will not be adversely affected.

Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. As discussed previously, if the Company is unable to effect a Business Combination within 24 months of the consummation of the Offering, the Company's Certificate of Incorporation provides for the Company's automatic liquidation. If the Company were to expend all of the net proceeds of the Offering not held in the Trust Account prior to liquidation, but recognizing that such net proceeds could become subject to the claims of creditors of the Company which could be prior to the claims of stockholders of the Company, it is possible that the Company's liquidation value may be less than the amount in the Trust Account, inclusive of any net interest income thereon. Moreover, all of the Company's initial stockholders have agreed to waive their respective rights to participate in any such liquidation distribution on shares owned prior to the Offering.

If the Company is unable to acquire control of an operating business or businesses, it may be required to register as an investment company under the Investment Act of




                              Page 9 of 13 Pages

1940, as amended (the "Act"). The Company is unable to predict what effect registration under such Act would have, but it believes that its ability to pursue its current business plan could be adversely affected as a result. The most significant difference with respect to financial statement presentation and disclosure requirements for companies registered under the Act would require the investments held by the Company to be adjusted to market value at the balance sheet date. The Company believes that its anticipated principal activities, which will involve acquiring control of an operating company, will not subject the Company to regulation under the Act.

At the time the Company seeks stockholder approval of any Business Combination, the Company will offer each stockholder who acquired shares through the Offering ("Public Stockholder") the right to have his shares of Common Stock converted to cash if such stockholder votes against the Business Combination and the Business Combination is approved and consummated. The per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of the record date for determination of stockholders entitled to vote on such Business Combination, divided by the number of Public Shares. Without taking into account interest, if any, earned on the Trust Fund, the per-share conversion price would be $4.81. There will be no distribution from the Trust Fund with respect to the Warrants included in the Units. A Public Stockholder may request conversion of his shares at any time prior to the vote taken with respect to a proposed Business Combination at a meeting held for that purpose, but such request will not be granted unless such stockholder votes against the Business Combination and the Business Combination is approved and consummated. It is anticipated that the funds to be distributed to the Public Stockholders who have their shares converted will be distributed promptly after consummation of a Business Combination. The Initial Stockholders will not have any conversion rights with respect to the shares of Common Stock owned by them immediately prior to this offering. The Company will not consummate any Business Combination if 20% or more in interest of the Public Stockholders exercise their conversion rights. Accordingly, the conversion value of 249,875 shares (or 19.99% of the shares sold in the public offering) have been included in the accompanying balance sheet as temporary capital.


2.   PUBLIC OFFERING OF SECURITIES

In its initial public offering, effective November 12, 1996 (closed on November 18, 1996), the Company sold to the public 1,250,000 units (the "Units") at a price of $6.00 per Unit. The Company has granted the Underwriters a 45 day option to purchase up to 187,500 additional Units solely to cover over-allotments. To date, the Underwriters have not exercised this option. Proceeds totaled $6,675,000, which was net of $825,000 in underwriting and other expenses. Each Unit consists of one share of the Company's Common Stock, $.0001 par value, one Class A Redeemable Warrant and one Class B Redeemable Warrant. Each Class A Redeemable Warrant and Class B Redeemable Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $5.50 and $7.50, respectively, commencing on the later of (i) the consummation of a Business Combination, or
(ii) one year from the effective date of the Prospectus and ending six years after the effective date of the Offering (the "Effective Date"). The Class A Redeemable Warrants and Class B Redeemable Warrants may be redeemable at the option of the Company and with the consent of GKN Securities Corp. ("GKN"), one of the Underwriters of the Offering, each as a class, in whole and not in part, upon 30 days' notice at any time after the Redeemable Warrants become exercisable, only in the event that the closing




                             Page 10 of 13 Pages
bid price of the Common Stock is at least $8.50 per share with respect to the Class A Redeemable Warrants and $10.50 with respect to the Class B Redeemable Warrants for 20 consecutive trading days immediately prior to notice of redemption, at a price of $.05 per Class A Redeemable Warrant or Class B Redeemable Warrant. The securities comprising the Units will not be separately transferable until 90 days after the date of the Prospectus unless GKN informs the Company of its decision to allow separate trading, but in no event will GKN allow separate trading of the securities comprising the Units until the preparation of an audited balance sheet of the Company reflecting the receipt of the proceeds of the Offering.

In connection with the Offering, the Company will sell to the Underwriters and their designees, for nominal consideration, Unit Purchase Option(s) (the "Underwriters' UPO") to purchase up to 125,000 Units at an exercise price of $6.60 per Unit. The Underwriters' UPOs will be exercisable for a period of four years commencing one year from the Effective Date.

The Company has granted its officers and directors 200,000 warrants (50% Class A Warrants and 50% Class B Warrants , collectively the "Directors' Warrants") to purchase Common Stock at $5.50 and $7.50, per share, respectively, in consideration of future services to be rendered on behalf of the Company. The Directors' Warrants are not exercisable until the consummation by the Company of a Business Combination and are not redeemable by the Company.

All of the Company's present stockholders have agreed to vote their respective shares of Common Stock in accordance with the vote of the majority of all nonaffiliated future stockholders of the Company with respect to a Business Combination.

In addition, the Common Stock owned by all the executive officers and directors of the Company, their affiliates (excluding, however, their respective spouses and adult children) and by all persons owning 5% or more of the outstanding shares of Common Stock prior to the Offering has been placed in escrow until the earlier of (i) the occurrence of a Business Combination, or (ii) the liquidation date. During the escrow period, such stockholders will not be able to sell or otherwise transfer their respective shares of Common Stock, but retain all other rights as stockholders of the Company, including, without limitation, the right to vote such shares of Common Stock.

3  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Utilization of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.





                             Page 11 of 13 Pages

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4.  CAPITAL STOCK

The Company's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Common Stock. Upon completion of the Offering, 14,862,500 authorized but unissued shares of Common Stock are available for issuance (after appropriate reserves for the issuance of Common Stock in connection with the Class A Redeemable Warrants and Class B Redeemable Warrants, the Underwriters' UPOs, the officers' and directors' Class A Warrants and Class B Warrants and the future grants under the Company's 1996 Stock Option Plan). The Company's Board of Directors has the power to issue any or all of the future grants under the Company's 1996 Stock Option Plan. The Company's Board of Directors has the power to issue any or all of the authorized but unissued Common Stock without stockholder approval. The
Company currently has no commitments to issue any shares of Common Stock other than as described in the Offering; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of Common Stock are issued, dilution to the interests of the Company's stockholders who participated in the Offering will occur.

The Board of Directors of the Company is empowered, without stockholder approval, to issue up to 5,000 shares of "blank check" preferred stock (the "Preferred Stock") with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock.

5.  RELATED PARTY TRANSACTIONS

The Chairman of the Board of Directors and the President of the Company are principal shareholders, officers and directors of Unity Venture Capital Associates, Ltd. ("Unity") which owns shares in the Company. Beginning June 1, 1996, commensurate with the increase in activities primarily related to the Offering, the Company is obligated to pay Unity a monthly fee of $7,500 for general and administrative services, including the use of office space in premises occupied by Unity.

Prior to the effective date of the Offering, the Company obtained advances totaling approximately $58,417 to cover expenses related to the Offering. These advances and the monthly fee noted above will be repaid out of the proceeds of the Offering.

At November 18, 1996, a member of the Company's legal counsel owned 6,000 shares of the Company's Common Stock.

6.  STOCK OPTION PLAN

On May 30, 1996, the Company's Board of Directors approved a stock option plan (the "Plan"). The Plan, which is subject to shareholder approval, provides for the issuance of up to 187,500 options (the "Options") to acquire shares of the Company's Common Stock.

The Options are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 or as




                              Page 12 of 13 Pages


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options which are not intended to meet the requirements of such section
("Nonstatutory Stock Options"). The Options may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are key employees (including officers) and nonemployee directors of the Company, except that Nonstatutory Stock Options may not be granted to a holder of more than 10% of the total voting power of the Company.

The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant. The exercise price of all Nonstatutory Stock Options granted under the Plan shall be determined by the Board of Directors of the Company at the time of grant. The maximum exercise period for which the Options may be granted is ten years from the date of grant (five years in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date of the option grant) of such shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which will require companies either to reflect in their financial statements or reflect as supplemental disclosure the impact on earnings and earnings per share of the fair value of stock based compensation using certain pricing models for the option component of stock option plans. To date, no options have been granted under the Plan. Disclosure, as required by SFAS 123, will be made upon the issuance of options.

7.  INCOME TAXES

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, and are measured based on enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.



                             Page 13 of 13 Pages